Exhibit 10.18
HMS HOLDINGS CORP.
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (the “Agreement”), effective as of March 1, 2011, is by and between HMS HOLDINGS CORP. a New York corporation (the “Company”), and WILLIAM C. LUCIA (the “Executive”).
     WHEREAS the Company, as the successor to Health Management Systems, Inc., and the Executive have entered into prior employment agreements and have previously amended those agreements (as so amended, the “Prior Agreements”); and
     WHEREAS, the Executive’s employment agreement dated as of March 1, 2009 expires on February 28, 2011 and the Company and the Executive desire to replace it and confirm the lack of effect of it and any other Prior Agreements effective March 1, 2011 (provided that nothing herein waives any rights to accrued compensation, reimbursements, or other obligations owed from the Prior Agreements); and
     WHEREAS the Company desires to continue the employment of the Executive for the period provided in this Agreement, and the Executive is willing to continue such employment with the Company, all in accordance with the terms and conditions set forth below;
     NOW, THEREFORE, for and in consideration of the promises, representations, and mutual covenants contained herein, the Company and the Executive agree as follows:
          1. Employment.
          (a) Agreement to Employ. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment with the Company, beginning on the date hereof and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.
          (b) No Conflict. The Executive affirms and represents that as of the commencement of his employment by the Company on the date hereof he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Executive’s acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive’s undertakings under this Agreement.
          2. Term of Employment. The period from the date hereof until February 28, 2013 or, in the event that the Executive’s employment hereunder is earlier terminated as provided herein, such shorter period, as the case may be, is hereinafter called the “Employment Term.”
          3. Duties.
          (a) Scope. The Executive shall be employed as the President and Chief Executive Officer of the Company, shall perform such duties as inhere in such positions and as are specified in the By-Laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time determine.
          (b) Location. The Executive shall perform his duties primarily at the Dallas, Texas offices or the principal headquarters of the Company, with such travel to other locations from time to time as may be reasonably necessary to perform such duties.
          (c) Time. Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, disability, or bereavement, family, or medical leave, the Executive shall devote his full business time throughout the Employment Term to the services required of him hereunder.
          (d) Exclusivity. The Executive shall render his business services exclusively to the Company and its subsidiaries during the Employment Term to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his positions.
          (e) Charitable Work. Nothing contained in this Section 3 shall preclude the Executive from performing services for charitable or not-for-profit community organizations, provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities under this Agreement.
          4. Salary and Bonus.
          (a) Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a minimum base salary at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000),) (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee (the “Compensation Committee”) in its sole discretion, being hereinafter referred to as “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s usual and customary payroll practices for its employees.
          (b) Bonus. The Executive shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) during the Employment Term, in each case as may be determined by the Compensation Committee in its sole discretion on the basis of performance or such other criteria as may be established from time to time by the Compensation Committee in its sole discretion (the “Bonus”). The Executive’s target bonus (the “Target Bonus”) shall be equal to 65% of his Base Salary. The Bonus, if any, will be paid when other executives receive their bonuses under comparable arrangements but, in any event, between January 1 and March 15 of the year following the year with respect to which it is earned.
          5. Other Benefits. During the Employment Term, the Executive shall:

          (i) be eligible to participate in Executive fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive officers in accordance with the provisions of any such plans, as the same may be in effect from time to time;
          (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;
          (iii) earn paid time off (PTO) at the rate of eighteen (18) hours per month (annualized to twenty-seven (27) days per year), or such greater number as the Company determines from time to time for its senior executive officers, provided that any carryover from year to year will be subject to the Company’s generally applicable policies; the Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers;
          (iv) be eligible for consideration by the Compensation Committee for awards of stock options or restricted shares under any equity compensation plan that may be established by the Company for its and its subsidiaries’ key employees, the amount, if any, of shares for which awards may be granted to Executive to be in the sole discretion of the Board or Compensation Committee;
          (v) be entitled to sick leave, medical leave, family leave, bereavement leave, sick pay, disability benefits, and other paid or unpaid leave in accordance with any Company policy that may be applicable to senior executive officers from time to time; and
          (vi) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s normal policies from time to time in effect.
          6. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:
          (a) Access. The Executive has had and will have access to and has participated and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the “Companies”).
          (b) Scope. Confidential information and trade secrets include, but are not limited to (i) customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations; (iii) confidential or non-public information relating to business operations and strategic plans of third parties with which the Companies have or may be assessing commercial arrangements (“Third Party Information”) and (iv) all other tangible and intangible property used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described herein above (including Third Party Information) in this paragraph (b) are hereinafter referred to collectively as the “Confidential Information,” provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), (y) that the Executive receives on a nonconfidential basis from a source (other than the Companies or their representatives) or, in the case of Third Party Information, from a source (other than the Companies, the third parties to which such information relates or their respective representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies (or such third parties, in the case of Third Party Information) or (z) that was in the possession of the Executive prior to disclosure by the Companies (or such third parties, in the case of Third Party Information).
          (c) Limits on Disclosure. The Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Executive’s duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law, regulation, subpoena, or judicial process. To the extent not prohibited by applicable law, the Executive agrees to provide prompt notice to the Company of any third party’s attempted use of such law, regulation, subpoena, or judicial process to request or require production or disclosure of such information, which notice shall include the Executive’s intent with respect to such request.
          (d) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 is reasonably likely to be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Executive (and the Executive hereby waives any requirement that any of the Companies provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.
          (e) Return of Confidential Information. The Executive agrees that, upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

          (f) Survival on Termination. The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.
          (g) Agreement Binding on Others. Without limiting the generality of Section 10 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Executive’s heirs, successors and legal representatives.
          7. Termination.
          (a) Contract Terminable; Accrued Compensation. Subject in each case to the provisions of this Section 7 and the other provisions of this Agreement relating to the Company’s and the Executive’s respective rights and obligations upon termination of his employment, nothing in this Agreement interferes with or limits in any way the Company’s or the Executive’s right to terminate his employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on the Executive any right or obligation to continue in the Company’s employ. If the Executive’s employment ceases for any or no reason, the Executive (or his estate, as applicable) will be entitled to receive (in addition to any compensation and benefits that he is entitled to receive under Section 7(b) or 7(c) below): (i) any earned but unpaid Base Salary and, to the extent consistent with general Company policy, accrued but unused paid time off through and including the date of termination of his employment to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) except as provided in Section 7(d), any earned but unpaid bonus for the calendar year preceding the calendar year in which his employment ends, to be paid on the date such bonus otherwise would have been paid if his employment had continued, (iii) unreimbursed business expenses in accordance with the Company’s policies for which expenses he has provided appropriate documentation, to be paid in accordance with Section 19(c), and (iv) any amounts or benefits to which he is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)). Notwithstanding any other provision in this Agreement to the contrary, the Executive will be entitled to severance, if any, solely through the terms of this Section 7, unless another Board-approved written agreement between the Executive and the Company expressly provides otherwise. No interest shall accrue on or be paid with respect to any portion of any payments under Section 7 hereof.
          (b) Termination Without Cause or Resignation for Good Reason. If, during the Employment Term, the Company terminates the Executive’s employment without Cause (defined below) or the Executive resigns for Good Reason (defined below), in addition to the amounts described in Section 7(a), the Company will pay to the Executive the following, subject to compliance with Section 7(b)(iii):
          (i) Cash Severance. The Company will pay to the Executive in cash amounts equal to

               (I) twenty-four (24) times his monthly Base Salary, paid ratably in equal installments over a twenty-four (24) month period beginning in the first payroll period following the Release Effective Date (as defined below) (or such later date required by Section 19) in accordance with the Company’s standard payroll policies and procedures and in a manner consistent with Section 19, and
               (II) a bonus component (the “Bonus Component”) equal to twice the Bonus with respect to the year of termination, where the Bonus will be the Target Bonus, paid ratably on the same schedule as in Section 7(b)(i)(I), unless the Bonus for the Executive’s year of termination is determined under a program intended to qualify as performance-based for purposes of Section 162(m) of the Code (an “Exempt Bonus”). If the Bonus is intended to be an Exempt Bonus, the Executive will instead be paid the Bonus Component under the timing provided in Section 4(b) of this Agreement as though he had remained employed through such date (subject to any further delay if the Release Effective Date has not yet then occurred), with the Bonus Component determined under the performance-based factors for such Bonus. The Compensation Committee will only use its discretion under Section 162(m) of the Code to reduce the Bonus Component in this situation if and to the extent such discretion is used for continuing members of the senior executive officers.
          (ii) Benefits. The Company will continue to provide the Executive with the health insurance coverage provided to other employees of the Company (including employer contributions) from the date of his termination of employment under Section 7(b) or 7(c) until the earlier of (i) the last day of the Applicable Period (as defined below) or (ii) the date upon which the Executive becomes eligible health coverage from another employer. The Executive acknowledges that this Company-paid coverage or the health benefits provided thereunder may be taxable to him and that no gross-up for such taxes will be provided.
          (iii) Release. Any compensation or benefits under Section 7(b), 7(c), or 7(e)(ii), shall be paid to the Executive after the Separation from Service, provided the Executive delivers to the Company a separation agreement and general release of claims in a form substantially similar to that attached as Exhibit A hereto (subject to such changes as the Company may reasonably make in light of changes in compensation or applicable laws), which agreement and release must become irrevocable within sixty (60) days (or such earlier date as the release provides) following the date of the Executive’s termination of employment. Compensation and benefits under Section 7(b)(i), (ii), 7(c), or 7(e)(ii) will be paid or commence on the sixtieth (60th) day after the Separation from Service, subject to any delays required by Section 19. The date on which the Executive’s release of claims becomes effective is the “Release Effective Date.” The Executive must continue to comply with any restrictive covenants that then apply to him (the “Restrictive Covenants”) to continue to receive severance benefits.”

          (c) Change in Control. If, within twenty-four (24) months following a Change in Control, the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, in addition to the benefits described in Section 7(b)(ii) above and subject to the release required under Section 7(b)(iii), the Executive will receive the cash severance described in Section 7(b)(i), paid in a single lump sum payment at the time provided under Section 7(b)(i) for the first payment (i.e., in the first payroll period following the Release Effective Date (or such later date as either Section 7(b)(iii) or 19 provides)). For the purpose of this Agreement, “Change in Control” means:
          (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50.01% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A) any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with subclauses (x) and (y) of clause (ii) of this definition;
          (ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person beneficially owns, directly or indirectly, 50.01% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

          (iii) a change in the composition of the Board that results, during any one year period, in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office after the Effective Date occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;
provided that, where required by Section 409A, the event that occurs is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).
          (d) Termination for Cause, Voluntary Resignation Without Good Reason.
          (i) General. If, during the Employment Term, the Company terminates the Executive’s employment for Cause, or he resigns from his employment (other than for Good Reason as provided in Section 7(c) above), the Executive will be entitled only to the payments described in Section 7(a) (excluding, on a termination for Cause, clause (ii) of Section 7(a)), unless applicable law otherwise requires payment. The Executive will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.
          (ii) Definitions.
          (I) Cause. For purposes of this Agreement, “Cause” means any of the following: the Executive’s (I) fraud with respect to the Company or any of its subsidiaries and affiliates; (II) material misrepresentation to any regulatory agency, governmental authority, outside or internal auditors, internal or external Company counsel, or the Board concerning the operation or financial status of the Company or of any of its subsidiaries and affiliates; (III) theft or embezzlement of assets of the Company or any of its subsidiaries or affiliates; (IV) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to the Executive’s employment, to any misdemeanor (other than a traffic violation); (V) material failure to follow the Company’s conduct and ethics policies that have been provided or made available to the Executive; (VI) material breach of this Agreement; and/or (VII) continued failure to attempt in good faith to perform the Executive’s duties as reasonably assigned by the Board. Before terminating the Executive’s employment for Cause under clauses (V) — (VII) above, the Company will specify in writing to the Executive the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board reasonably considers the situation to be correctable, give the Executive 30 days after he receives such notice to correct the situation (and thus avoid termination for Cause), unless the Board agrees to further extend the time for correction. The Executive agrees that the Board will have discretion exercised in a reasonable manner to determine whether the Executive’s correction is sufficient. Nothing in this definition prevents the Board from removing the Executive from his position as CEO at any time and for any reason.
          (II) Good Reason. For purposes of this Agreement, “Good Reason” means, the occurrence, without the Executive’s prior written consent, of any of the following events: (i) any material diminution in the Executive’s authority, duties or responsibilities with the Company; (ii) a requirement that the Executive report to an officer rather than to the Board; (iii) a material reduction in the Executive’s Base Salary; (iv) the Company’s requiring the Executive to perform his principal services primarily in a geographic area more than 50 miles from both the Company’s offices in Dallas, Texas and its principal headquarters in New York, New York (or such other place of primary employment for the Executive to which the Executive has moved after March 1, 2011); or (v) a material breach by the Company of any material provision of this Agreement. No resignation will be treated as resignation for Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) he has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, the Executive ends his employment within thirty (30) days following the cure period in (y). If the Company informs the Executive that it will not treat his resignation as for Good Reason, he may withdraw the resignation and remain employed (provided that he does so before the original notice of resignation becomes effective) or may proceed and dispute the Company’s decision.
     (e) Death or Disability. The Executive’s employment hereunder will terminate immediately upon his (i) death or (ii) Separation from Service due to Disability. “Disability” means he has become physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties, with or without a reasonable accommodation, for 180 or more days, whether or not consecutive, during any 12 month period. The Executive is also disabled if he is found to be disabled within the meaning of any Company’s long-term disability insurance coverage as then in effect (or would be so found if he applied for the coverage or benefits. Employment termination under this subsection is treated as termination without Cause under Section 7(b) or 7(c) as applicable. Nothing in this Section prevents the Board from removing the Executive from his position as CEO or, under Section 7(b), (c), or (d), from terminating his employment at any time, subject to compliance with those subsections.
     (f) Further Effect of Termination on Board and Officer Positions. If the Executive’s employment ends for any reason, the Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice). The Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any affiliate, should he fail to resign following a request from the Board to do so. The Executive will not be required to sign, and the Company will not sign on his behalf without his consent, documents effecting his ceasing to serve as a director that characterize his cessation of employment differently than the manner in which it is effected through Section 7 hereof.1 A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this Section.
          8. Non-Assignability.
          (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. The Company may assign this Agreement without the Executive’s consent, and such an assignment will not terminate his employment for purposes of triggering his entitlement to severance; provided, however, that if such an assignment provides a basis for him to resign for Good Reason, he may resign for Good Reason, and he will be entitled to severance, if any, subject to the terms of Section 7. The Executive specifically agrees that any assignment may include rights under the Restrictive Covenants without requiring his consent; provided, however, that an assignment that occurs after the termination of his employment will not expand in any manner the scope of the Restrictive Covenants. As used herein, “successor” will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and its subsidiaries.

[1]	In other words, the Company will not sign a document purporting to have him resigning without Good Reason or being terminated for Cause if he’s resigning for Good Reason or being terminated without Cause.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
          9. Restrictive Covenants.
          (a) Competition. During the Employment Term and for twenty-four (24) months following termination of the Executive’s employment (for any reason whatsoever) (the “Applicable Period”), the Executive shall not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization that engages in competition with the Company or any of its subsidiaries within the meaning of Section 9 (d), provided, however, that the provisions of this Section 9 (a) shall not be deemed to prohibit the Executive’s ownership of not more than two percent (2%) of the total outstanding shares of common stock of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of the equity of any other business.
          (b) Non-Solicitation. During the Applicable Period, the Executive shall not directly or indirectly induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, or in any way intentionally interfere with the relationship between the Company or any of its subsidiaries and any employee thereof.
          (c) Non-Interference. During the Applicable Period, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company or any of its subsidiaries if such action would be known by him to have a material adverse effect on the business, assets or financial condition of the Company or any of its subsidiaries or materially interfere with the relationship between any such person or entity and the Company or any of its subsidiaries.
          (d) Certain Definitions. For purposes of this Section 9, a person or entity (including, without limitation, the Executive) shall be deemed to be a competitor of the Company or any of its subsidiaries, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with the Company or any of its subsidiaries, if such person or entity engages in any business engaged in by the Company or such subsidiary at the time of termination of the Executive’s employment with the Company, in either case in the geographic region encompassing the service areas in which the Company or any of its subsidiaries conduct, or had an established plan to begin conducting, their businesses at the time of termination of the Executive’s employment with the Company.

          (e) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 9, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Company and its subsidiaries. It is understood and agreed that the covenants made by the Executive in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.
          (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof is reasonably like to be inadequate and, therefore, agrees that the Company and any of its subsidiaries shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach (and the Executive hereby waives any requirement that the Company or any such subsidiary provide a bond or other security in connection with the issuance of any such injunction); provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries from pursuing any other rights and remedies available for any such breach or threatened breach.
          (g) Restrictive Covenants. The Restrictive Covenants include Sections 6 and 9 of this Agreement. The Executive acknowledges that the Company is reviewing its policies with respect to Restrictive Covenants and that, if he agrees to sign an agreement with additional restrictive covenants, those covenants will form part of the “Restrictive Covenants” referenced in this Agreement.
          10. Binding Effect. Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
          11. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company’s principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.
          12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          13. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.
          14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
          15. Arbitration. With the exception of any dispute regarding the Executive’s compliance with the provisions of Sections 6 and 9 above or other Restrictive Covenants, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in New York, New York, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay his or its own legal fees associated with such arbitration, but the Company will pay for the American Arbitration Association’s charges for arbitration.
          16. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
          17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          18. Legal Fees. The Company will pay or reimburse the Executive with respect to reasonable legal fees and expenses the Executive incurred in connection with the review and negotiation of this Agreement (up to $5,000) in accordance with Section 19(c).
          19. Effect of Section 409A of the Code.
          (a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination he hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of his “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of his death following such separation from service (the “New Payment Date” ). The aggregate of any payments that otherwise would have been paid to him during the period between the date of separation from service and the New Payment Date shall be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.
          (b) General 409A Principles. For purposes of this Agreement, a termination of employment or Separation from Service will mean a “separation from service” as defined in Section 409A and the regulations and other guidance issued thereunder. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. The Executive acknowledges that the payments under Sections 7(b), (c) and 7(e)(ii) will likely be delayed six months.
          (c) Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within 45 days after the Executive has submitted appropriate documentation) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

     IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date or dates indicated below.

AGREED AND ACCEPTED TO:	HMS HOLDINGS CORP.

/s/ William C. Lucia William C. Lucia	/s/ Robert Holster By: Robert Holster Title: Chairman

March 1, 2011 Date	March 1, 2011 Date

Exhibit A
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS2
In consideration of the severance benefits offered to me by HMS Holdings Corp. (the “Company”) pursuant to my HMS Holdings Corp. Executive Employment Agreement effective as of March 1, 2011 (the “Agreement”) and in connection with my ceasing to be employed by the Company, I hereby agree to the following general release and to the other terms and conditions as set forth below (the “General Release Agreement”).
The Company hereby advises me to consult with an attorney before signing this General Release Agreement and I am being provided with more than [21][45] days to review this General Release Agreement [and the Appendix providing demographic information as required by the Older Workers’ Benefit Protection Act, provided such Appendix has been given to me no later than seven days after my employment ends, unless I agree to receiving it later].
1.	On behalf of myself and my heirs, executors, administrators, successors and assigns, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties with respect to my employment with and/or separation from the Company, including all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New York Human Rights Law, N.Y. Exec. Law § 290 et seq., N.Y. Civ. Rights Law § 40-c et seq. (New York anti-discrimination law), N.Y. Lab. Law § 194 et seq. (New York equal pay law), N.Y. Lab. Law § 740 (New York whistleblower protection law), N.Y. Lab. Law § 201-c (New York adoption leave law), and New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq. all as amended; all common law claims including actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including the Agreement and all claims to any equity compensation from the Company (other than compensation vested or vesting on my termination of employment), contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing

[2]	I agree that the Company may revise the terms of this draft release to reflect changes in law or the nature of my employment and to adjust the timing as required to provide a full release.

in this General Release Agreement releases any claim to the compensation or payments referenced in Section 4 below or prevents me from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding).

I understand and agree that the claims released in this section include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this General Release Agreement, but I nevertheless waive and release any claims or rights based on different or additional facts.

The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this General Release Agreement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification, (ii) this General Release Agreement does not create any additional rights for me to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.

2.	I acknowledge and reaffirm my obligation to keep confidential and not disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in Section 6 of the Agreement, which section remains in full force and effect. I further acknowledge and reaffirm my other obligations under the Restrictive Covenants (as defined in the Agreement), including my noncompetition and nonsolicitation obligations, which also remain in full force and effect. I acknowledge and agree that Sections 6 and 9 of the Agreement survive the termination of the Agreement and the termination of my employment with the Company. I acknowledge that, to comply with applicable law, the Company may need to file or otherwise publicly disclose this General Release Agreement and other details regarding my ceasing to be an employee.

3.	I confirm that I have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles, Company Confidential Information (as defined the Agreement) and any other Company-owned property in my possession or control and have left intact with, or delivered intact to, the Company all electronic Company documents, including those that I developed or helped to develop during my employment, none of which I will retain in any form or medium. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4.	I acknowledge that I have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of my employment and that no other reimbursements are owed to me [other than expenses recently submitted or to be submitted under the Company’s expense reimbursement policies (to a maximum of $_________)]. I also acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the

Company, including payment for all wages, bonuses, equity, and accrued unused vacation time [other than amounts due in the ordinary course in a final paycheck], and that no other compensation is owed to me, except as provided in Sections 7(a) and [(b)][(c)][(e)(ii))] of the Agreement, as specified on Annex I hereto, which the Company acknowledges I am due in accordance with the Agreement’s terms.

5.	I understand and agree that I will not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of the other Released Parties or about the Company’s business or operational affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entities where required by applicable law or to enforce the terms of this General Release Agreement. The Company agrees that the members of the Board and the executive officers of the Company will not make, or cause anyone to make, any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding my service with the Company; provided, however, that nothing herein prevents them from making truthful disclosures to any governmental entities where required by applicable law or to shareholders in connection with required disclosures

6.	I agree to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. In seeking such cooperation, the Company will take into account my conflicting professional and personal commitments. I also agree that my full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, I agree to notify the _______________ of the Company if I am asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within two business days of the time I receive the request for assistance, testimony or information. If I am not legally permitted to provide such notice, I agree that I shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 6. The Company acknowledges that I may have my personal counsel present for discovery or other adversarial proceedings at my own expense (except to the extent payment for counsel is provided under any applicable indemnification policy or director or officer insurance), provided that I must comply with any terms under such policies or insurance with respect to using Company-provided or insurer-selected counsel in situations where conflicts of interest do not prevent such use. I further agree to cooperate with the Company in the transitioning of my work, and that I will be available to the Company for this purpose or any other purpose reasonably requested by the Company. The Company agrees to compensate me (other than during witness preparation, depositions, testimony, or trial or arbitration attendance) at a mutually agreeable hourly rate for any cooperation required by this provision after the period covered by the severance obligations of Section 7[(b)][(c)][(e)(ii)] of the Agreement. The obligations of this section do not apply to any action I may bring against the Company for nonpayment of severance.

7.	This General Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This General Release Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this General Release Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

8.	Should any provision of this General Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this General Release Agreement.

9.	I understand and agree that this General Release Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

10.	This General Release Agreement is due back to the Company no later than [_____________][3] and will not be considered as provided as required under the Agreement after that date. I acknowledge that I have been given at least [21][45] days to consider this General Release Agreement, and that the Company advised me in writing to consult with an attorney of my own choosing prior to signing this General Release Agreement. I also acknowledge that any change made to this General Release Agreement, whether material or immaterial, does not restart the running of the [21-][45-]day period. I understand that I may revoke this General Release Agreement for a period of seven days after I sign it by notifying [name/title] in writing, and that the General Release Agreement shall not be effective or enforceable until the expiration of this seven day revocation period. I understand and agree that by entering into this General Release Agreement I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled.

11.	I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this General Release Agreement (other than the provision of severance under the Agreement and the terms of this General Release Agreement) and that I fully understand the meaning and intent of this General Release Agreement. I state and represent that I have had an opportunity to fully discuss and review the terms of this General Release Agreement with an attorney. I further state and represent that I have carefully read this General Release Agreement, understand its contents, freely and voluntarily assent to all of the terms and conditions hereof, agree that I will receive compensation conditioned on my providing an effective release that exceeds what I would otherwise receive from the Company, and sign my name of my own free act.

12.	In connection with the severance benefits provided to me pursuant to this General Release Agreement and the Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and I shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. I acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of the payments set forth in the Agreement.

13.	This Agreement must be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. The dispute resolution provisions of Section 15 of the Agreement, as well as Sections 10-12 and 19 of the Agreement, shall apply to this General Release Agreement. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

[3] Insert at date long enough to satisfy the ADEA timing but no later than the 52nd day after employment ends.

Signatures on Following Page

I hereby agree to the terms and conditions set forth above. I have been given at least [21][45] days to consider this General Release Agreement and I have chosen to execute this on the date below. I intend that this General Release Agreement become a binding agreement between the Company and me if I do not revoke my acceptance in seven days. I am executing this General Release Agreement no earlier than the close of business on my last day of employment with the Company, except as the Company otherwise requests.

Date	William C. Lucia

Acknowledged and agreed:

HMS HOLDINGS CORP.

By:
Date	[Name]
[Title]

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